Exhibit 10.1

Technology Asset Purchase Agreement

By and Between

PIVOTAL BATTERY CORP.

and

INTEGRAL TECHNOLOGIES, INC.

September 9, 2019

TECHNOLOGY ASSET PURCHASE AGREEMENT

TECHNOLOGY ASSET PURCHASE AGREEMENT

This TECHNOLOGY ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into on September 9, 2019 (the “Effective Date”) by and between Integral Technologies, Inc., a Nevada corporation having its primary place of business at 412 Mulberry, Marietta, Ohio 45750 (“Integral” or “Seller”), and Pivotal Battery Corp., a Delaware corporation having its primary place of business at 6424 E. Greenway Pkwy. Ste. 100, Scottsdale, AZ 85254  (“Pivotal” or “Purchaser”). Integral and Pivotal may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller has acquired, developed and patented certain technology for the application as stated in Exhibit A.  As a result of Seller's inventions it owns, was awarded, by assignment and/or has pending the patents, patent applications and other intellectual property rights related thereto.

WHEREAS, Purchaser wishes to buy, and Seller desires to sell and otherwise assign to Purchaser all of its right, title, interest and benefit in and to the Technology, including the related patents, patent applications, and other intellectual property rights related thereto, as defined in Section 1.2 hereof, to Purchaser according to the terms and conditions set forth below.

TERMS

NOW, THEREFORE, in consideration of the mutual promises described below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree to be legally bound as follows:

1.     DEFINITIONS. For purposes of this Agreement, the following definitions apply:

1.1.     “Revenue(s)” means (i) where revenues are related to the making, use, sale of a product or service covered by the Technology, a gross revenue minus the following documented expenses: refunds, allowance or credits for recalls (other than recalls arising out of Purchaser negligence, misconduct or fraud), rejected or returned products; excise, use, value added, and sales tax (other than income taxes); tariffs, import/export duties, and customs duties; normal and customary quantity, trade, and cash discounts (other than cash discounts for early payment) and sales commissions; freight, shipping, and insurance charges specifically included in the billing amount; and rebates required by government rule or regulation; (ii) where revenues are related to the licensing and/or the sale of any of the Patents and/or Patent Applications, the agreed upon licensing fees, sales price, and/or other payments specified in the license and/or sales agreement minus reasonable, out of pocket expenses for outside counsel legal fees that are directly related to the licensing and/or sale;

1.2.     “Technology" shall be defined as all right, title, interest, and benefit of Seller and all powers and privileges of Seller (including to make, have made, use, or sell under patent law; to copy, adapt, distribute, display, and perform under copyright law; and to use and disclose under trade secret law) in and to all proprietary rights embodied in or comprising the Technology as of the Closing ("Proprietary Rights"), defined as follows:

a.     All United States and foreign patents and patent applications, including, without limitation, the patent applications listed on Exhibit A hereto, patent license rights and patentable inventions, any continuation or continuation-in-part of, division of, or substitution for any such applications, any United States patent issued thereon, any reissue or reexamination application filed on any such United States patent, any reissue patent or reexamined patent issuing thereon, and any extension of any such United States patent or reissue patent and any and all applications for patent in any country foreign to the United States on any invention disclosed in any of said patents or patent applications described above and any patents granted thereon;

b.     All trade secrets, know-how, confidential or proprietary information, including, without limitation, the confidential and proprietary information identified in Exhibit A hereto, shop rights, technical data, technology licenses, concepts, drawings, schematics, prototypes, improvements, enhancements, upgrades, materials, works of authorship, derivative, and derivative works, mask works, engineering files, system documentation, flow charts, computer software code and design specifications acquired or developed by Seller or any of its affiliates that are embodied or incorporated in or derived from the Proprietary Rights or in connection with the development of the programming, inventions, processes, and apparati entailed by the Proprietary Rights;

c.     All trademarks, service marks and trade names, moral rights (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty), and copyrights;

d.     All market research and information, contact lists, marketing materials, business plans, notes, documents and records pertaining in any way to any of the Proprietary Rights and any existing or future products incorporating any of the Proprietary Rights or any item described in any of the foregoing paragraphs and any agreements with any other parties to contribute to the further development of any of the Proprietary Rights; and

e.     All other intellectual property rights and legal protections in every and all countries and jurisdictions owned or claimed by Seller or any of its affiliates and embodied in or comprising any of the Proprietary Rights.

2.     ASSIGNMENTS; TECHNOLOGY PURCHASE PRICE.

2.1.     Seller hereby agrees to sell, assign and transfer, and Purchaser hereby agrees to purchase and accept, all of Seller's right, title, interest and benefit in and to the Technology and Proprietary Rights.

2.2.     As consideration for such sale, assignment and transfer, the Parties agree to pay the other as set forth in Sections 2.3 and Exhibit B.

2.3.     Purchase Price. The total purchase price of the assets shall be $2,000,000 and payable as follows:

a.     Initial Payment. Purchaser shall pay $200,000 to Seller; and

b.     Promissory Note. Purchaser shall issue to Seller a promissory note ("Promissory Note") in the amount of $1,800,000. Such Promissory Note shall have a two-year term and bear interest at the rate of 7% per annum. The Promissory Note shall be substantially in the form of Exhibit C.; and

c.     Stock Issuance. Purchaser shall issue 1,500,000 shares of its common stock to Seller as stated in Exhibit B:

3.     Royalties and Payments

3.1.     Royalties. Purchaser agrees to pay Seller the royalties specified in the Royalties Schedule described in Section 3.6 (“Royalties”). All payments will be in U.S. dollars via wire transfer of immediately available funds to an account designated by Seller within thirty (30) days of the end of each calendar quarter in which the Royalties are accrued (i.e., March 31, June 30, September 30, and December 31).

3.2.     Royalty Statement. Purchaser agrees to provide Seller with a written statement each calendar quarter with each Royalty payment setting forth the Revenue received based on use of the Technology for the previous calendar quarter.

3.3.     Records. Purchaser agrees to keep true and accurate records containing all data necessary for the proper computation of the Royalties associated with the Royalties Schedule described in Section 3.6. Such records shall be available for inspection by Seller and/or Seller’s designated accountant at least once a calendar year, by Seller providing at least twenty-one (21) days prior written notice to Purchaser, and shall remain available for a period of at least three (3) years after the calendar year in which the Royalties accrued. Any adjustments to the Royalty payments specified in the Royalties Schedule described in Section 3.6 to compensate for any errors or omissions relating to the amounts payable under the Royalties Schedule shall be made by Purchaser within thirty (30) days of notification of the adjustment. The costs of any such inspection, including, but not limited to, any costs incurred by Seller via Seller’s accountant(s) and/or attorney(s), shall be borne by the Purchaser in the event that errors or omissions are found greater than $3,000 in any one quarter.

3.4.     Confidential Information. Information obtained from Purchaser regarding any Royalties shall be held in strict confidence by Seller and is not to be used for any other purpose except to verify the accuracy of the Royalties and fees paid to Seller according to the Royalties Schedule described in Section 3.6. In case of dispute relating to the amount of the Royalties owed or paid and of further litigation relating thereto, or in the case of a disclosure required by law or regulation, Seller shall be free to make use of the information collected regarding any royalties. Seller shall also be permitted to disclose such Royalty information to its Affiliates, accountants, legal advisors, agents, investors, and contractors; provided that such parties are bound by comparable confidentiality restrictions.

3.5.     Late Payment. Any amounts payable to Seller that remain unpaid after the due date per Section 3.1 shall be subject to a late payment charge equal to 1.5 times the then current LIBOR rate for payment default, from the due date until such amount is paid.

3.6.     Royalties Schedule. Royalties shall be calculated based on the Revenue received using the following schedule:

Years	Percent of Revenue
1 - 4	5%
5 - 7	4%
8 - 10	3%

4.     THE CLOSING AND CLOSING DATE. Subject to the terms and conditions of this Agreement, the sale and purchase of the Technology and the Proprietary Rights as provided for in this Agreement shall be consummated at a closing (the "Closing"). The date of the Closing shall be referred to as the "Closing Date".

5.     CLOSING DELIVERIES AND CONDITIONS

5.1.     Seller’s Deliveries And Conditions Of Purchaser’s Obligation. The obligations of Purchaser to consummate the transactions set forth in this Agreement are subject to the fulfillment of each of the following conditions, any of which may be waived in writing by Purchaser:

a.     Seller shall have duly executed and delivered to Purchaser any license agreements, assignments, and such other instruments of transfer as may be reasonably requested by Purchaser to transfer the Technology and the Proprietary Rights, and any other consideration stated in Exhibit B, to Purchaser, all in a form reasonably satisfactory to Purchaser;

b.     Seller shall execute an assignment attached hereto as Exhibit A (“Patent Assignment”) suitable for filing with the U.S. Patent and Trademark Office (“USPTO”) within thirty (30) days after the Closing Date, provided Purchaser has complied with all of the payment requirements set forth in Section 2.3. Seller shall send within forty-five (45) days after the Closing Date, via Federal Express or other reliable and trackable delivery service, to Purchaser the executed original of the Patent Assignment along with the patent prosecution files and original documents related to the patent prosecution files that are owned or controlled by Seller its agents or attorneys regarding the Patents and Patent Applications, including, without limitation, any assignments for the Patents and Patent Applications, documents and materials evidencing dates of invention, prosecution history files, and an electronic copy of an updated docket current;

c.     No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement;

d.     Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with; and

e.     The representations and warranties of Seller contained in this Agreement and any exhibits and schedules attached or referenced thereto shall be true and correct .

5.2.     Purchaser’s Deliveries And Conditions Of Seller’s Obligations. The obligations of Seller to consummate the transactions set forth in this Agreement are subject to the fulfillment of each of the following conditions, any of which may be waived in writing by Seller:

a.     Purchaser shall have paid all amounts due and payable;

b.     Purchaser shall have duly executed and delivered to Seller the Promissory Note and other document as stated in Exhibit B;

c.     No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement;

d.     Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with; and

e.     The representations and warranties of Purchaser contained in this Agreement and any exhibits and schedules attached or referenced thereto shall be true and correct.

6.     NONCOMPETITION, NONSOLICITATION.

6.1.     Noncompetition. For a period of ten (10) years after the Closing Date or as long as Seller shall be a supplier to Purchaser, whichever may be longer (the "Period"), Seller shall not, without the prior written consent of the Purchaser’s board of directors, participate or engage in, directly or indirectly (as an owner, shareholder (other than passive ownership of up to two percent (2%) of the outstanding stock of any class that is publicly traded), partner, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Period, is competitive with the Purchased Assets sold by Seller to Purchaser hereunder;

6.2.     Nonsolicitation. During the Period, Seller shall not, directly or indirectly:

a.     Cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, employee, consultant or other business relation of Purchaser to cease doing business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser with respect to businesses conducted by the Purchaser as of the Closing Date;

b.     Hire, retain or attempt to hire or retain any employee or independent contractor of Purchaser or in any way interfere with the relationship between Purchaser and any of its respective employees or independent contractors. However, Seller may retain the services of Slobodan Pavlovic and Mo Zeidan on an as-needed part-time basis, however, this effort shall not interfere with their work with the Purchaser.

7.     TERMINATION.

7.1.     This Agreement may be terminated and abandoned prior to the Closing Date:

a.     By written mutual consent of Seller and Purchaser; or

b.     By Seller or Purchaser if any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action which prevents, restrains, enjoins or otherwise prohibits the transactions contemplated hereby; or

c.     By Seller by delivery of written notice to Purchaser if: (1) Seller discovers any material error, mistake, misstatement or omission in the representations and warranties of Purchaser in this Agreement, (2) Purchaser has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof; or

d.     By Purchaser by delivery of written notice to Seller if: (1) Purchaser discovers any material error, mistake, misstatement or omission in the representations and warranties of Seller in this Agreement, (2) Seller has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof;.

7.2.     In the event that this Agreement is terminated as provided in this Section 7 (a "Termination"), all further obligations of the Parties under this Agreement shall terminate without further liability of any party to any other party or to the stockholders, directors or officers of any Party; PROVIDED, HOWEVER, that a Termination shall not relieve any Party of any liability for any breach of this Agreement or for any intentional misrepresentation or intentional failure to comply with any agreement or covenant hereunder, and any such Termination shall not be deemed to be a waiver of any available remedy for any such breach, intentional misrepresentation or intentional failure to comply with any such agreement or covenant.

8.     REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1.     Seller hereby represents and warrants to, and covenants with Purchaser as follows:

a.     NO CONSENTS. No consents (other than necessary filings in patent offices wherein Proprietary Rights have been registered or applications therefor have been filed) of any other parties are necessary or appropriate under any agreements concerning any of the Technology or the Proprietary Rights in order for the transfer and assignment of any of the Technology and Proprietary Rights under this Agreement to be legally effective.

b.     Marketable Title. (1) Immediately prior to the Closing, Seller shall have good and marketable title to the Technology and the Proprietary Rights, free and clear of any and all liens, mortgages, encumbrances, pledges, security interests, or charges of any nature whatsoever (collectively, "Liens") and, (2) on the Closing, Purchaser shall receive good and marketable title to the Technology and the Proprietary Rights, free and clear of any and all Liens.

c.     Technology And Proprietary Rights. (1) Seller is the sole owner of the entire right, title and interest in and to the Technology and the Proprietary Rights, and (2) the Technology and the Proprietary Rights are free of all licenses, sublicenses, royalty or similar payment obligations, liens, mortgages, encumbrances, pledges, or security interests, of any nature whatsoever, and are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge. Seller has the right and authority to enter into this Agreement and to grant the rights granted herein. No facts exist that would form a basis for the belief that the Technology or the Proprietary Rights or any rights thereunder owned by Seller are unenforceable or invalid and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened against Seller that challenges the legality, validity, enforceability, use, or ownership of such items. Seller has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to such items. All material information affecting the patentability of the claims of the Technology, the Proprietary Rights and patent rights thereunder known to Seller has been disclosed to the United States Patent and Trademark Office and any other governing entity as relate to such rights. There have been no transfers, sales, assignments, licenses or other conveyance of any rights, title or interest in or to such items and none are pending or contemplated except as otherwise provided herein. The Technology and Proprietary Rights represent all of the patents, patent applications, rights or inventions created or owned b y Seller that relate to the Technology. The Technology and the Proprietary Rights and the processes represented by them will perform the functions as set forth in the patents and patent applications listed in Exhibit A hereto and disclosed by Seller to Purchaser, and Seller does not have knowledge of any matter that would prevent such performance. Seller has not, by any of its acts or acts of its agents, put any of those rights into jeopardy

8.2.     Purchaser hereby represents and warrants to, and covenants with, Seller as follows:

a.     Organization, Good Standing And Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, as hereinafter defined, and to carry out the provisions of this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Purchaser is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Purchaser or its business.

b.     Authorization; Binding Obligations. All corporate action on the part of Purchaser, its officers, and directors necessary for the authorization of this Agreement and all ancillary documents (collectively, the "Transaction Documents") and the performance of all obligations of Purchaser hereunder and thereunder has been taken prior to the Closing.

9.     INDEMNIFICATION. Seller shall indemnify, defend, and hold harmless Purchaser against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Purchaser shall incur or suffer, that arise, result from, or relate to (i) any breach of, or failure by Seller to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement, or (ii) any claims that the Technology or the Proprietary Rights infringes, violates or misappropriates the intellectual property rights of any third party

10.     PUBLICITY. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by Purchaser and Seller. Neither Party shall act unilaterally in this regard without the prior approval of the other, which approval shall not be unreasonably withheld.

11.     NOTICES. Any notice, demand, request or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or on the fifth day after mailing if mailed by certified mail, return receipt requested, addressed as follows:

To Purchaser:	Managing Director
Pivotal Battery Corp.
6424 E. Greenway Pkwy., Ste. 100
Scottsdale, AZ 85254

To Seller:	Chief Executive Officer
Integral Technologies, Inc.
412 Mulberry
Marietta, Ohio 45750

12.     BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties.

13.     GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the transactions of this Agreement shall be brought only in the state courts of Arizona or in the federal courts located in the state and county of Maricopa.

14.     SEVERABILITY.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.

15.     MISCELLANEOUS TERMS

15.1.     Each Party shall execute and deliver, from time to time upon the request of the other Party, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the conveyance of interest in and to all the Technology and Proprietary Rights to Purchaser, on the part of the Purchaser, to the fullest extent reasonably possible. Each Party therefore agrees to:

a.     Execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Technology or the Proprietary Rights;

b.     Provide testimony in connection with any proceeding affecting the right, title, interest, or benefit of the Purchaser and to the Technology or the Proprietary Rights; and

c.     Perform any other acts reasonably necessary to carry out the intent of this Agreement.

15.2.     In furtherance of, but subject to the terms and conditions of this Agreement, Seller hereby acknowledges that, from and after the Closing, Purchaser will have acquired all of Seller's right, title, and standing to:

a.     Receive all rights and benefits pertaining to the Technology and the Proprietary Rights as the sole owner thereof;

b.     Institute and prosecute all suits and proceedings and take all actions that Purchaser, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right or title of any kind in and to any and all of the Technology and Proprietary Rights;

c.     Defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and do all other such acts and things in relation thereto as the Purchaser, in its sole discretion, deems advisable; and

d.     To sell, assign, transfer, modify, further develop and license such rights and receive royalties and other payment for such rights.

15.3.     Seller and Purchaser agree that each Party shall be responsible for their own legal and other fees and costs relating to the preparation of this Agreement, however Purchaser shall pay up to $10,000 towards Seller’s expenses, including legal, accounting and other professional services required to complete this Agreement.

15.4.     This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and shall supersede all previous communications, representations, understandings and agreements, whether oral or written. This Agreement may not be changed or modified except by a written agreement signed by both Parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona (excluding conflicts of law principles). Any action or suit related to this Agreement shall be brought exclusively in the state or federal courts in the state of Arizona. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby, and such invalidity shall be construed and limited as narrowly as practicable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PIVOTAL BATTERY CORP.	INTEGRAL TECHNOLOGIES, INC.
“PURCHASER”	“SELLER”

By: /s/ Richard Bogan	By: /s/ Doug Bathauer
Name: Richard Bogan	Name: Doug Bathauer
Title: Managing Director	Title: Chief Executive Officer

EXHIBIT A

PATENT ASSIGNMENT AGREEMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, Integral Technologies, Inc., having its primary place of business at 412 Mulberry Marietta, Ohio 45750 ("Assignor"), does hereby sell, assign, transfer and convey unto Pivotal Battery Corp., having its primary place of business at 6424 E. Greenway Pkwy Suite 100, Scottsdale, AZ 85254 ("Assignee"), all of Assignor's entire right, title and interest in and to (a) all patents and patent applications listed below; and (b) all reissues, reexaminations, continuations, continuations-in-part, divisionals and extensions (collectively “related cases”) of such patents and patent applications (collectively "Patent Rights"):

PATENT APPLICATION NO.	COUNTRY	FILING DATE	TITLE

14/822,315	USA	8-10-15	Bipolar Plate and Method of Making and Using Same

16/236,533	USA	12-30-18	Method of Making Bipolar Plate

In addition, Assignor agrees to and hereby does sell, assign, transfer and convey unto Assignee all rights (i) in and to causes of action and enforcement rights for the Patent Rights including all rights to pursue damages, injunctive relief and other remedies for past, present and future infringement of the Patent Rights, (ii) the right to apply (or continue prosecution) in any and all countries of the world for patents or other equivalent governmental grants for the Patent Rights, including without limitation under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, and (iii) the rights, if any, to revive prosecution of any abandoned Patent Rights.

Assignor also hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents or certificates of invention or equivalent which may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

The terms and conditions of this Assignment shall inure to the benefit of and be binding upon Assignee, its successors, assigns and other legal representatives, and shall inure to the benefit of and be binding upon Assignor, its successor, assigns and other legal representatives.

[Remainder of Page Intentionally Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the Assignor has executed this Agreement as of the date written below.

Assignor
Integral Technologies, Inc.

By:________________________
Name: Doug Bathauer
Title: Chief Executive Officer
Date:______________________

State of ______________

County of ______________

On this ______ day of ____________________, 20____, before me personally appeared _________________________________(name of signer), whose identity was proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to this document, and who acknowledged that he/she signed the above/attached document.

(seal)

____________________________________

Notary Public

EXHIBIT B

CONSIDERATION

1.     Seller (“Integral Technologies, Inc.”) shall issue to Purchaser (“Pivotal Battery Corp.“) within 12 to 24 months after the Closing Date (the “Issuance Date”), up to five (5) million (5,000,000) warrants to purchase shares of Seller’s common stock. The exact number of warrants shall be determined by the number of warrants Pivotal may owe, if any, to its investors. The warrants shall have the following rights:

a)     Each warrant entitles the holder to purchase one fully-paid, non-assessable share of Integral’s common stock, for cash at a price of $0.02 per share (the “Exercise Price”) payable to Integral at any time after the Issuance date and shall be exercisable for a period of 24 months from the Issuance date (the “Expiration Date”).

b)     Purchaser may assign each warrant one time, anytime after the Issuance Date without additional notice or approval from Seller, however, Purchaser shall, within 30 days after the warrant assignment, notify Seller in writing the holder of the warrant and the following information: name, mailing address, telephone number, email and the number of warrants assigned.

c)     Any further assignment, after the initial assignment, of the warrants is prohibited without the written permission of Seller.

d)     INTEGRAL PRESENTLY HAS NO ADDITONAL COMMON STOCK TO ISSUE. ALL OF INTEGRAL’S AUTHORIZED COMMON STOCK IS EITHER ISSUED AND OUTSTANDING OR RESERVED FOR ISSUANCE. Integral shall, within twelve (12) to twenty-four (24) months after the Closing, take all necessary actions to provide the Company the Two Cent Warrants.

2.     Supplier Agreement. Purchaser and Seller shall enter into an exclusive ten (10) year supplier agreement (the “Exclusive Supplier Period”) within 12 months of the Closing Date with the following key terms:

a)     During the Exclusive Supplier Period, Seller shall be the exclusive supplier of conductive plastic material (“ElectriPlast”) used by Purchaser for the manufacture of bi-polar plates using the Technology, and Purchaser shall only use ElectriPlast for its bipolar plates;

b)     During the Exclusive Supplier Period, Seller shall supply ElectriPlast at a mutually agreeable price, and upon the expiration of the Exclusive Supplier Period, Seller shall have the right to match any third party supplier price to maintain its exclusive supplier role with Purchaser.

c)     During the Exclusive Supplier Period, Purchaser shall be the Seller’s sole customer and Seller shall not market, sell, transfer, or distribute the ElectriPlast material to any third party without Purchaser’s written consent. During the Exclusive Supplier Period, Purchaser shall be the Seller’s exclusive distributor of ElectriPlast for use with the Technology.

3.     Purchaser shall issue to Seller, 1,500,000 fully-paid and non-assessable shares of Purchaser’s common stock, par value $0.001, 30 days subsequent to the Closing Date at a pre-determined value of$1,500,000.

4.     The board of directors of Seller shall have the option to nominate one (i) director to Purchaser’s board of directors, and Purchaser shall take the appropriate corporate action to approve and elect such nominee within five (5) business days of the nomination. Seller shall maintain this board representation as long as its ownership of Purchaser’s capital stock is equal to or greater than 2.5% of the outstanding shares, or the Promissory Note in the Agreement remains outstanding.

EXHIBIT C

PROMISSORY NOTE

THIS CONVERTIBLE SECURED PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THE SECURITIES ISSUABLE UPON THE CONVERSION MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

CONVERTIBLE SECURED PROMISSORY NOTE

$1,800,000	September _, 2019

Scottsdale, Arizona

THIS CONVERTIBLE SECURED PROMISSORY NOTE (the “Note”) is hereby issued by Pivotal Battery Corp., a Delaware corporation (“Borrower”) to Integral Technologies, Inc. (“Lender”) pursuant to the terms of the Technology Asset Purchase Agreement by and between the Borrower and Lender, dated herewith.

FOR VALUE RECEIVED, Borrower hereby unconditionally promises to pay to the order of Lender in lawful money of the United States of America and in immediately available funds, the aggregate principal sum of up to $1,800,000, or, if less, the aggregate principal amount of the borrowing outstanding (the “Principal Amount”) together with accrued and unpaid interest thereon, in the manner set forth herein. Borrower further agrees to pay interest on the Principal Amount at the rate of 7% per annum.

1.     Repayment.

a.     The outstanding Principal Amount shall be payable as follows:

1)     $125,000 by or before December 31, 2019;

2)     $175,000 by or before March 31, 2020;

3)     $225,000 by or before June 30, 2020;

4)     $225,000 by or before September 30, 2020;

5)     $250,000 by or before December 31, 2020;

6)     $250,000 by or before March 31, 2021;

7)     $275,000 by or before June 30, 2021; and

8)     $275,000 by or before September 30, 2021 and all accrued

and unpaid interest unless converted by Lender pursuant to Section 5 below.

b.     Borrower may at any time and from time to time prepay the Principal Amount and any interest, in whole or in part, without premium or penalty.

2.     Security.

a.     Lender is hereby granted a first priority security interest (to the extent allowed by law) on U.S. Patent Application Nos. 14/822,315 and 16/236,533 and its pending patents (the “Collateral”), which shall be enforceable upon an Event of Default.

b.     Borrower hereby authorizes Lender to file UCC statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender's interest or rights hereunder, including a notice that any disposition of the Collateral shall be deemed to violate the rights of Lender.

3.     Place of Payment; Application of Payments. All amounts payable hereunder shall be payable to Lender in United States dollars at such bank account as shall be designated by Lender. Payment on this Note shall be applied first to the outstanding balance and thereafter the accrued interest hereof.

4.     Default. Upon the occurrence of an Event of Default the unpaid Principal Amount, all unpaid accrued interest thereon and all other amounts owing hereunder may, at the option of Lender, become immediately due and payable to Lender.

An “Event of Default” shall mean:

a.     Commencement of proceedings against the Borrower under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors if such proceeding remains undismissed and unstayed for a period of 90 days.

b.     If the Borrower shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets.

c.     If the Borrower breaches any of its representations, warranties, covenants or agreements set forth in the Technology Asset Purchase Agreement and such breach shall not be cured within 60 days following notice to the Borrower by the Lender.

d.     The Company is in material breach of any provision of this Note, which breach (other than a breach described in Section 4(a) above) continues for more than 60 calendar days following notice to the Borrower by the Lender, unless patents for U.S. Patent Application Nos. 14/822,315 and 16/236,533 have not issued, then Borrower shall have 120 days to cure the default following notice.

5.     Conversion.

a.     Mechanics of Conversion. At any time, Lender may at its option elect to automatically convert all or part of the outstanding Principal Amount and unpaid accrued interest thereon as of such date (“Conversion Date”) into shares of the Borrower’s common stock, $0.001 par value per share (the “Common Stock”) at a price of $1.00 per share.

b.     Reservation of Stock Issuable Upon Conversion. Upon any conversion pursuant to Section 5(a) above, Borrower will take all corporate action as may be necessary to increase its authorized but unissued shares of Common Stock, as the case may be, to such number of shares as shall be sufficient to effect the conversion of this Note under Section 5(a) above, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to Borrower’s certificate of incorporation.

c.     Fractional Shares. No fractional shares shall be issued upon the conversion of this Note into the Common Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, Borrower shall, in lieu of issuing any fractional share, round down to the nearest share of Common Stock.

6.     Waiver. Except as otherwise provided herein, Borrower waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. BORROWER WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY CLAIMS ARISING UNDER THIS NOTE TO THE FULLEST EXTENT PERMITTED BY LAW. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law.

7.     Expenses; Attorney’s Fees; Collection Costs. Borrower agrees that it will pay the reasonable costs and expenses of the parties (including legal and accounting fees) in connection with this Note. Without limiting the foregoing, if there has been an Event of Default by Borrower hereunder, Lender shall be entitled to receive and Borrower agrees to pay all costs of enforcement and collection incurred by Lender, including, without limitation, reasonable attorney’s fees relating thereto.

8.     Successors and Assigns; Assignment. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

9.     THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN THE CITY OF SCOTTSALE, ARIZONA, UNITED STATES OF AMERICA. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

BORROWER
PIVOTAL BATTERY CORP.

By:______________________
Name: John Boesel
Title: Chief Financial Officer